Exhibit 21.1

Subsidiaries of the Registrant (a)

Supreme Corporation, a Texas corporation

Supreme Indiana Operations, Inc., a Delaware corporation

Supreme Corporation of Georgia, a Texas corporation

Supreme Corporation of Texas, a Texas corporation

Supreme Armored, Inc., a Texas corporation

Supreme Truck Bodies of California, Inc., a California corporation

Supreme Mid-Atlantic Corporation, a Texas corporation

SC Tower Structural Laminating, Inc., a Texas corporation

Supreme Insurance Company, Inc., a Nevada corporation

Supreme STB, LLC, a California limited liability company

Supreme Northwest, L.L.C., a Texas limited liability company

Supreme/Murphy Truck Bodies, Inc., a North Carolina corporation

Supreme Midwest Properties, Inc., a Delaware corporation

Supreme Southeast Properties, Inc., a Texas corporation

Supreme Southwest Properties, Inc., a Texas corporation

Supreme West Properties, Inc., a Texas corporation

(a)          All subsidiaries are 100% owned by the Registrant.